Exhibit 99.1

BRIAN ROBERTS TO BECOME CFO OF WARNER MUSIC GROUP CORP.

Warner/Chappell’s CFO to Succeed Steven Macri as WMG’s CFO

NEW YORK, November 10, 2011—Warner Music Group Corp. (WMG) announced today that Brian Roberts will become WMG’s Executive Vice President and Chief Financial Officer, by January 1, 2012. Roberts, who will report to WMG CEO Stephen Cooper, will succeed Steven Macri. Macri, who has been WMG’s Executive Vice President and CFO since 2008, has decided to leave WMG, but will remain in his position until up to the end of this year to ensure a smooth transition. Roberts currently serves as Senior Vice President and CFO of Warner/Chappell Music, WMG’s music publishing business, a position he’s held since 2007.

WMG’s Chairman of the Board, Edgar Bronfman, Jr. said, “Steve Macri has done an outstanding job, overseeing our global financial operations with skill and vision, and putting in place a team of top-flight financial executives, including Brian Roberts. Brian’s financial acumen and deep understanding of the music industry and the company make him the ideal candidate to fill this vital role.”

Prior to joining Warner/Chappell in 2005, Roberts served for five years as BMG Music Publishing’s Senior Vice President, Finance & Administration of North and South America. In that role, he managed all finance and administrative operations in that company’s Core, Contemporary Christian and Production Music divisions.

Roberts received his B.S. degree in Accounting from Manhattan College and is a Certified Public Accountant in New York.

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About Warner Music Group

With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Cordless, East West, Elektra, Nonesuch, Reprise, Rhino, Roadrunner, Rykodisc, Sire, Warner Bros. and Word, as well as Warner/Chappell Music, one of the world’s leading music publishers, with a catalog of more than one million copyrights worldwide.

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Media Contact:

Amanda Collins

(212) 275-2213

amanda.collins@wmg.com